Exhibit 99.1

Mersana Therapeutics Appoints Arvin Yang, M.D., Ph.D. as Senior Vice President

and Chief Medical Officer

CAMBRIDGE, Mass., November 30, 2020 -- Mersana Therapeutics, Inc. (Nasdaq: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced the appointment of Arvin Yang, M.D., Ph.D., as Senior Vice President and Chief Medical Officer effective immediately. Dr. Yang succeeds Dirk Huebner, M.D., who has stepped down as Chief Medical Officer but will remain with the Company until January 15, 2021, to assist with a smooth transition.

“We are excited to welcome Arvin to our leadership team as we enter this next crucial and exciting stage for Mersana,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Arvin’s deep experience in leading late-stage global registration trials combined with his early stage and immuno-oncology experience will be instrumental in guiding the advancement of XMT-1536 into the planned fast-to-market registration-enabling study as well as driving the rest of Mersana’s first-in-class innovative pipeline.”

Dr. Yang spent over a decade at Bristol Myers Squibb in various roles with increasing responsibility for the clinical development of oncology and immuno-oncology therapies. Most recently, he was Vice President and Head of Clinical Hematology, where he was responsible for the clinical development of the late stage hematology pipeline. Before that, he was Vice President and Development Lead for Melanoma and GU cancers, and played a critical role in the global approval of nivolumab and nivolumab plus ipilimumab combinations in a number of indications. Earlier, he was responsible for the nivolumab and ipilimumab life-cycle clinical development plans including those in gynecological cancers. Finally, he has held leadership roles overseeing a pipeline of early clinical programs as well as roles in medical affairs. Dr. Yang received his M.D. and Ph.D. from Rutgers Robert Wood Johnson Medical School and completed training in internal medicine at Beth Israel Deaconess, Harvard Medical School and in oncology at Memorial Sloan-Kettering Cancer Center.

“Mersana’s XMT-1536 is poised to make a meaningful difference for people living with ovarian cancer. I am excited about the opportunity to work with the talented Mersana team to bring this important medicine to patients,” said Dr. Yang. “I am equally excited about the potential of the NaPi2b target in non-small cell lung cancer adenocarcinoma, Mersana’s robust pipeline of early-stage candidates developed using innovative and differentiated ADC platforms, and the potential of these candidates to make a significant impact in the lives of people living with cancer.”

“I would also like to take this opportunity to thank Dirk for his many contributions at Mersana. Over the past two years, Dirk has played a significant role in bringing XMT-1536 to proof of concept in ovarian cancer and in building a strong clinical development team. I wish him all the best in his future endeavors,” added Anna Protopapas.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, XMT-1536, is in the expansion portion of a Phase 1 proof-of-concept clinical study in patients with ovarian cancer and NSCLC adenocarcinoma. XMT-1592, Mersana’s second ADC product candidate targeting NaPi2b-expressing tumors, was created using Mersana’s customizable and homogeneous Dolasynthen platform and is in the dose escalation portion of a Phase 1 proof-of-concept clinical study. The Company’s early stage programs include a B7-H4 targeting ADC, as well as a STING-agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “on track,” “plans,” “poised,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned, and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on February 28, 2020, with the Securities and Exchange Commission (“SEC”), the Company’s Quarterly Report on Form 10-Q filed on May 8, 2020, with the SEC and subsequent SEC filings. In addition, while we expect that the COVID-19 pandemic might adversely affect the Company’s preclinical and clinical development efforts, business operations and financial results, the extent of the impact on the Company’s operations and the value of and market for the Company’s common stock will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, physical distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com